Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Keri Mattox
(215) 791-0105
July 29, 2009
OSTEOTECH REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
Company Updates 2009 Guidance and Prepares for Two Product Launches
and Unveilings in the Third Quarter
Company Building Field Marketing Specialist Team to Support MagniFuse™ Launch
Call on July 30, 2009 at 10:00 a.m. EDT
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported financial results for the second quarter and six months ended June 30, 2009.
“During the second quarter, we successfully completed several steps that have further cleared the pathway toward the achievement of our 2009 and 2010 goals,” said Sam Owusu-Akyaw, President and Chief Executive Officer of Osteotech. “On the clinical development side of our business, we completed the enrollment for our DuraTech™ BioRegeneration Matrix clinical trial, positioning us well for both regulatory clearance and a commercial launch by the end of 2009. In addition, we also completed two six month studies utilizing MagniFuse™ Bone Graft in advanced animal models, results of which we hope to present at various medical meetings in 2010. We also plan to use this data as well as a specialized field marketing team to support our third quarter product unveiling as well as our full commercial launch for MagniFuse at the North American Spine Society meeting in November 2009. On the commercialization side of the business, we completed the limited launch of our Plexur M™ Biocomposite and are well prepared for the August launch of our FacetLinx™ Fusion Technology for use in facet fusion procedures. In support of our overall commercialization strategy, we have continued to roll out training and education programs focused on highlighting the superior characteristics of our broad technology platforms and product portfolios. From a trajectory perspective, we are looking forward to the release of our new product pipeline in the second half in 2009.”

Recent 2009 Corporate Developments
•
Osteotech completed the 60-patient enrollment for its DuraTech clinical trial. In the initial feedback from physicians participating in the trial, DuraTech was characterized as a unique, easy to use solution that possesses several important characteristics making it ideal as an onlay graft. Based upon this timely completion of trial enrollment, the Company remains on track to file a 510(k) with the U.S. Food and Drug Administration in the third quarter of this year to secure marketing clearance for DuraTech. The Company also continues to expect to unveil DuraTech at the 2009 Annual Meeting of the Congress of Neurological Surgeons in October. DuraTech is the first of several products under development based upon Osteotech’s proprietary human collagen technology (HCT™) platform.

•
During the second quarter, the Company completed its six month posterolateral fusion study of its proprietary MagniFuse Bone Graft in primates. The Company also completed its six month sheep study focused on interbody fusion, comparing MagniFuse directly with INFUSE® Bone Graft distributed by Medtronic, Inc. The initial analysis of the data indicates that MagniFuse was able to produce robust bone formation in both models. Of particular significance was the ability of MagniFuse to produce similar results against INFUSE in interbody fusion. Osteotech is currently compiling the histological results for both studies for inclusion in a clinical data package to be available later this year. These studies support the Company’s strategy to introduce application-specific products with documented scientific and technical support.

•
In July, Osteotech received notification from the French Regulatory Agency, afssaps, indicating that the Agency has rescinded its December 17, 2008 order establishing restrictions on the importation and distribution of tissue products processed from donors procured by TB OsteoCentre Bulgaria EAD (“OCBG”), a subsidiary of Osteotech. As a result of this favorable outcome, Osteotech lifted its self-imposed temporary suspension and will begin distributing tissue grafts processed from OCBG donors to its foreign distributors immediately.

Financial Results
Revenue for the three months ended June 30, 2009 was $23.5 million compared with $27.6 million for the three months ended June 30, 2008. Revenue for the six month period ended June 30, 2009 was $47.4 million compared with $55.2 million reported for the same period of 2008. The decline in second quarter and first half of 2009 revenue compared with the same periods of 2008 was primarily driven by: the expected reduction in revenue from client services and private label demineralized bone matrix, which declined $2.5 and $4.1 million, respectively; the anticipated decline in international revenue stemming from the temporary suspension of distributing OCBG tissue, which the Company estimates impacted revenue by $1.0 and $1.7 million, respectively; and lower domestic unit sales volume.
Net loss for the second quarter ended June 30, 2009 was $1.2 million, or $0.07 per share, compared with net income of $1.8 million, or $0.10 per diluted share, for the second quarter of 2008. Net loss for the six month period ended June 30, 2009 was $3.0 million, or $0.17 per share, compared with net income of $2.6 million, or $0.14 per diluted share, for the comparable period of 2008. The net loss in 2009 is primarily due to the Company’s anticipated reductions in revenue and increased expenses as it invests in launching products based upon its new proprietary technology platforms.

“The first half of 2009 has been a major tipping point in the Company’s three year strategic plan to transform from a processor of allograft tissue to a technology driven organization focused on advanced biologics,” continued Mr. Owusu-Akyaw. “The successful execution of our strategy has helped us self-fund this transformation even during the current economic crisis. Our investment has yielded exceptional new technologies and products that have put us on a dynamic growth path. For 2009, this means that we will launch or unveil four new products, a testament to the investment we have made in our proprietary technology platforms and our commitment to remaining on the cutting edge of biologics. To aggressively support our largest product launch, MagniFuse, we will be investing more aggressively than we originally anticipated in a team of field marketing specialists. These marketing specialists will be responsible for the focused execution of the educational programs at the surgeon level to teach implanting techniques and effectively differentiate MagniFuse as a procedure-specific biologic, initially focusing on the spine. We believe that this investment will allow us to capitalize on recent failings of similarly used products marketed by our competitors and quickly position MagniFuse as a market leader in the posterolateral spine and inter-vetebral surgery markets. We expect all of these efforts in 2009 to provide substantial returns in 2010 including at least $25 million in incremental revenue stemming from the new products introduced in 2009. We remain excited about our future and believe we are well positioned to achieve sustainable, profitable revenue growth over the long-term.”
Guidance
Based upon the results achieved to date and the Company’s strategy to build a team of field marketing specialists to support the MagniFuse launch, Osteotech is updating the financial guidance it previously established for 2009:
•	Overall revenue expectations remain unchanged and 2009 revenue is expected to range between $96 million and $100 million;
•	Net loss for 2009 is expected to be between $0.08 and $0.10 per share; and
•	The Company expects to exit 2009 with approximately $14 million in cash.
Conference Call Tomorrow, July 30, 2009
The Osteotech management team will host a conference call on July 30, 2009 at 10:00 a.m. (EDT) to discuss second quarter 2009 financial results, recent corporate developments and guidance for 2009. The conference call may be accessed by dialing 1-800-901-5217 (domestic) or 1-617-786-2964 (international) and indicating access code 41441773. The conference will also be simultaneously webcast at http://www.osteotech.com. A replay of the conference call will be available approximately two hours after completion of the live call, through midnight, on August 14, 2009, by dialing 1-888-286-8010 and using access code 26957556.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of July 29, 2009 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Revenue	$23,471	$27,553	$47,402	$55,184

Cost of revenue	11,940	13,051	23,904	26,440

Gross profit	11,531	14,502	23,498	28,744

Marketing, selling and general and administrative expenses	10,768	11,323	22,386	23,003
Research and development expenses	1,998	1,774	3,651	3,534

	12,766	13,097	26,037	26,537

Operating income (loss)	(1,235)	1,405	(2,539)	2,207

Interest expense, net	(355)	(274)	(709)	(486)
Other	131	945	48	1,223

Income before income taxes	(1,459)	2,076	(3,200)	2,944
Income tax provision (benefit)	(255)	330	(200)	390

Net Income (loss)	$(1,204)	$1,746	$(3,000)	$2,554

Earnings (loss) per share:
Basic	$(.07)	$.10	$(.17)	$.14
Diluted	$(.07)	$.10	$(.17)	$.14
Shares used in computing earnings (loss) per share:
Basic	18,004,217	17,771,799	17,882,059	17,744,656
Diluted	18,004,217	17,919,695	17,882,059	17,904,128
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

DBM	$14,808	$16,575	$28,834	$33,541
Hybrid/Synthetic	647	727	1,395	1,371
Traditional Tissue	5,443	5,250	10,720	10,360
Spinal Allografts	1,862	2,286	3,742	4,536
Client Services	255	2,397	1,888	4,821
Other Product Lines	456	318	823	555

Revenue	$23,471	$27,553	$47,402	$55,184

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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	June 30,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$11,799	$18,823
Accounts receivable, net	20,967	17,968
Deferred processing costs	44,044	38,715
Inventories	1,911	1,467
Prepaid expenses and other current assets	2,354	3,115

Total current assets	81,075	80,088
Property, plant and equipment, net	31,913	34,005
Other assets	10,820	13,022

	$123,808	$127,115

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$22,799	$23,569
Current maturities of capital lease obligation	943	895

Total current liabilities	23,742	24,464
Capital lease obligation	12,691	13,175
Other liabilities	6,749	6,626

Total liabilities	43,182	44,265
Stockholders’ equity	80,626	82,850

	$123,808	$127,115

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